Motif Capital Management

Investment Advisor Code of Ethics

Bob Salvador, CCO

Deborah Hamilton, Compliance Analyst

Motif Capital Management, Inc.

March 16, 2016

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Contents

Statement of General Policy	3
Access Persons	4
Chief Compliance Officer's Designee	5
Standards of Business Conduct	5
Custodial Account Reporting	6
Protecting the Confidentiality of Client Information	7
Prohibition Against Insider Trading	10
Personal Securities Transactions	13
Compliance Procedures	14
Interested Transactions	16
Service as an Officer or Director	17
Identification of Conflicts of Interest	17
Gifts and Entertainment	19
Rumor Mongering	21
Whistleblower Policy	23
Reporting Violations and Sanctions	24
Records	25
Acknowledgement	26
Acknowledgement and Affirmation	27
Motif Capital Insider Trading Policy Statement	28

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Statement of General Policy

This Code of Ethics ("Code") has been adopted by Motif Capital Management (herein referred to as “MCM,” “Motif Capital” or the “Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

Rule 204A-1 requires investment advisors registered with the Securities and Exchange Commission ("SEC") to adopt a Code that sets forth standards of conduct and requires compliance with federal securities laws. MCM is a separate, but affiliated company of its parent company, Motif Investing, Inc. Motif Capital is an investment advisor registered with the SEC. Motif Investing, Inc., is a broker-dealer registered with the SEC and is a member of FINRA and SIPC.

This Code applies to associated persons of Motif Capital (“Associates”) who are registered as Investment Advisor Representatives ("IAR") or those who perform investment advisory services and functions on behalf of MCM, such as the development and creation of model portfolios and analysis that is, in turn provided to third party business providers. The Advisers Act defines Covered Persons to mean an associate of an investment adviser whose roles can include back-office operational support, administrative support, research assistants, as well as registered investment advisors.

This Code establishes rules of conduct for all Associates and is designed to, among other things; govern personal securities trading activities in the accounts of Associates, their immediate family/household accounts and accounts in which an Associate has a beneficial interest. The Code is based upon the principle that Motif Capital and its Associates owe a fiduciary duty to Motif Capital's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Motif Capital continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each Associate.

Pursuant to Section 206 of the Advisers Act, both Motif Capital and its Associates are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Motif Capital has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Motif Capital and its Associates are subject to the following specific fiduciary obligations when dealing with clients:

•	the duty to have a reasonable, independent basis for the investment advice provided;
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•	the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client (MCM currently does not direct client brokerage transactions);
•	the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Motif Capital expects every Associate to demonstrate the highest standards of ethical conduct for continued employment with Motif Capital. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Motif Capital. Employees are urged to seek the advice of the Chief Compliance Officer (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Associates should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Motif Capital.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Associates of Motif Capital in their conduct. In those situations where an Associate may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Associates.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person or Associate advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Motif Capital shall endeavor to maintain such information on a confidential basis.

This Code incorporates by reference the Motif Capital Management Compliance Manual, which set forth the standards of business conduct that are required of its Associates. In general, Associates are also employed with Motif Investing, but act in separate and distinguished roles, as defined by the Compliance Manual and its policies and procedures.

The CCO provides approval to the Code of Ethics (and each amended version) and periodically reports to Senior Management results and observations of Access Persons as a step in documenting compliance with this Code, and reinforcing understanding with the principals described throughout this Code.

Access Persons

The Code of Ethics Rule defines “Access Person” as

•	Any of your supervised persons:

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o	Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or
o	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

•	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.

For purposes of complying with MCM’s Code of Ethics, generally all Associates who have access to portfolio models constructed, or under construction, by the Motif Capital team, officers of MCM, and others deemed necessary by the CCO shall be considered Access Persons under this Code. Further, notwithstanding the above, Associates who have no access, or ability to view the make-up of the model portfolios created by Motif Capital, are generally not considered Access Persons. Finally, notwithstanding the foregoing, Associates who hold administrative positions with no responsibility in the construction of, review of created portfolios (or construction of), or delivery of portfolios to clients, are generally not considered Access Persons under the Code.

Compliance maintains a list of Access Persons, including the date such person was added and / or removed.

Chief Compliance Officer's Designee

In accordance with regulatory requirements, each access person's personal trades (including preclearance requests and post-trade monitoring) and associated reports may be reviewed by the CCO and/or such other persons authorized by the CCO as the access person's designated reviewer.

Standards of Business Conduct

All Associates are responsible for, and have agreed as a requirement of their role with MCM and the services they provide to advisory clients (institutional clients), to review, be familiar with, and comply with this Code of Ethics and the Motif Capital Management Compliance Manual.

MCM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its Associates by our clients are something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Associates comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

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Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all MSM’s Associates as defined herein. These procedures cover transactions in a reportable security in which an Associate has a beneficial interest in or accounts over which the Associate exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for MCM or its agents or Associates to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Custodial Account Reporting

All Associates are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account (e-mail is satisfactory), providing the following details:

•	Account Name / Number
•	Name of Broker, Dealer or Bank
•	Type of Account
•	Date Closed (if applicable)

Further, Associates are required to disclose to Compliance all existing brokerage accounts they maintain, or have financial control over. This includes accounts held by a spouse or other financially dependent household members. If an Associate seeks to open a new brokerage account, they must submit a written request to Compliance (see above) and obtain approval prior to establishing that account.

At the time the Associate discloses they have a brokerage account, Compliance sends a letter to the firm, requesting duplicate statements. If duplicate statements cannot be sent, the account cannot be opened or maintained.

Associates are required to annually attest to the existence of disclosed brokerage accounts and any new accounts. Compliance requires disclosure of accounts in which Associates can transact in stocks, bonds, ETFs, and options and must receive copies of duplicate statements from the firm where the accounts exist in order to retain those accounts. Compliance does not require duplicate statements for accounts that only allow for mutual fund transactions, or positions held solely as ESPP’s, DRIPS, or 401(k) accounts (that are only allowed to transact in registered investment companies / mutual funds).

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In the event an Associate has an adviser relationship in which they do not have control over the transaction activity in their investment account, that Associate should send an email to the CCO requesting permission to maintain that account. In those cases, the Adviser may continue to maintain the managed account so long as the Associate does not have control over transaction activity in that managed account.

The CCO maintains a list of reported brokerage accounts.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of MCM, the Firm gains access to nonpublic information about its existing or prospective institutional clients. Such information may include an institution’s status as a client, financial information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for clients, advice provided by MCM to clients, and data or analyses derived from such non-public information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to MCM's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

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To maintain client confidence and trust, Confidential Client Information must be handled with integrity and discretion. As a general rule, confidential information pertaining to a client of Motif Capital should never be communicated to anyone other than an Associate of Motif Capital on an as-needed basis, and where appropriate, to the participants involved in a specific transaction. A judgment about who needs to know about particular client information depends on the facts and circumstances, and should be discussed by the Associate with the CIO or CCO. In the event Confidential Client Information is communicated, the recipient of the information should be advised of its confidential nature, that it is given solely for the purpose of fulfilling his or her responsibilities with the client, and that it is not to be disclosed in any other form to any other person.

All information regarding MCM's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. MCM does not share Confidential Client Information with any third parties, except in the following circumstances:

•	as necessary to provide service(s) that the client requested or authorized. MCM shall require that any financial intermediary, agent or other service provider utilized by MCM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by MCM only for the performance of the specific service requested by MCM;

•	as required by regulatory authorities or law enforcement officials who have jurisdiction over MCM, or as otherwise required by any applicable law. In the event MCM is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected (if not otherwise prohibited by law), so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, MCM shall disclose only such information, and only in such detail, as is legally required; and

•	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

All Associates also have employment responsibilities with its parent company, Motif Investing. As a result, Associates must take particular care to separate confidential information pertaining to MCM from Motif Investing activities, including maintenance of records and through internal communications via email or IM.

Employee Responsibilities

All Associates are prohibited, either during or after the termination of their employment with MCM,

from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An Associate is permitted to disclose Confidential Client Information only to such other Associates who need to have access to such information to deliver MCM's services to the client.

Associates are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with MCM, must return all such documents to MCM.

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If an Associate believes confidential information may have been distributed inappropriately, that Associate or finder of that information should report that information to the CCO.

Any Associate who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

MCM enforces the following policies and procedures to protect the security of Confidential Client

Information:

•	the Firm restricts access to Confidential Client Information to those Associates who need to know such information to provide MCM's services to clients;

•	any Associate who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure location on a daily basis as of the close of each business day;

•	all electronic or computer files containing any Confidential Client Information shall be password secured, required to be reset on a quarterly basis, and firewall protected from access by unauthorized persons; and

•	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Associates in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, MCM and all Associates must comply with Regulation SP, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, MCM has adopted policies and procedures to safeguard the information of natural person clients.

Motif Capital does not collect individual investor information. Motif Capital communicates with institutional third-party clients and disseminates information with its business partners through protected channels. Motif Capital does not gather NPI information, or contact information about its institutional clients (or its officers), that would be utilized for redistribution to third-party solicitors. Currently, Motif Capital does not have “customers” as defined in Reg. S-P and above. Please see MCM Compliance Manual for more information.

Furthermore and pursuant to the SEC's adoption of Regulation S-ID, Identity Theft Red Flag Rules, all

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'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts").

MCM has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations. MCM clients are institutional partners and provides services such as index model portfolios as a sub-adviser or adviser to a portfolio manager. As such, Motif Capital does not have individual clients, does not open accounts for adviser clients, does not accept client information, or take in or distribute assets. Motif Capital does not perform a CIP review on individual clients and does not monitor account activity for suspicious activity as those activities do not apply to the Firm. Motif Capital ensures its institutional clients are well-known firms with operations in approved areas, primarily US-based firms, in a defined business activity, in which Motif Capital transmits portfolio and security data to their institutional clients. The final rules require each SEC regulated entity that meets the definition of a "financial institution" or a "creditor" that offers a "covered account" develop and implement a written identity theft prevention program. MCM currently is not a “financial institution” that holds a "transaction account" for a "consumer" as defined in the Rule. See MCM Compliance Manual for more information.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing MCM's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Associates and MCM to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Associates and MCM may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Associates of MCM and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO

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immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Associate may trade, either personally or on behalf of others (such as investment funds and private accounts managed by MCM), while in the possession of material, nonpublic information, nor may any Associates of MCM communicate material, nonpublic information to others in violation of the law.

Associates must review and comply with the Insider Information section of the Compliance Manual and a working familiarity of the relevant policies and procedures. It is unlawful to trade in any security on the basis of material nonpublic (or inside) information or to disclose such information to others who may profit from it. This applies to all types of securities, including those which MCM may include as part of its research, including stocks, ADRs, and ETFs. Material information includes any information that a reasonable investor would consider relevant in helping make an investment decision. Non-public information is information that has not been disseminated in a manner that would be generally available to an individual.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to MCM’s securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street

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Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including providing client model recommendations, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	report the information and proposed trade immediately to the CCO;
•	do not purchase or sell the securities on behalf of yourself or others, including making client model recommendations;
•	do not communicate the information inside or outside the Firm, other than to the CCO; and,
•	after the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you,

our clients, and the Firm.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Associates subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Compliance maintains publication of the Firm’s Restricted Stock List, which is available to all Associates on the Compliance WIKI. Compliance reminds Associates of the restricted stock list through training and the Code of Ethics, and at any time changes are made to the existing list.

Associates are prohibited from entering orders for any security (or derivative of such security) listed on its Restricted Stock List. This prohibition applies to brokerage accounts held by the Associates, as well as accounts held by their spouses, financially dependent children, and individuals living in the Associate’s home who are financially dependent.

In the event an Associate held a long position in the stock of a company at the time it was added to the Restricted Stock List, the Associate would only be able to perform transactions to liquidate or cover those positions. The Associate must obtain written approval to enter the order from the CCO prior to submitting the order for execution.

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The CCO may create and place certain securities on a "watch list." Securities issued by companies about which a limited number of Associates possess material, nonpublic information should generally be placed on the watch list. Securities may also be added to the watch list at the CCO’s discretion in order to monitor transaction activity to determine trading behavior.

Personal Securities Transactions

General Policy

MCM has adopted the following principles governing personal investment activities by Associates:

•	the interests of clients shall at all times be placed first;
•	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and
•	Associates must not take inappropriate advantage of their positions.

Associates are prohibited from using material, non-public information regarding portfolio holdings, model changes, or client transactions for their personal benefit. Specifically, Associates are prohibited from using advance knowledge to trade ahead of, or otherwise benefit from such knowledge.

Although all Associates are bound by the requirements of the Code herein and the MCM Compliance Manual, Access Persons (as defined under “Access Persons”) are subject to additional trading restrictions.

•	Access Persons are limited to trading in ETFs (including ETF-based motifs), mutual funds, and options on ETFs.

•	Transactions in individual stocks, baskets of stocks (such as stock-based motifs), options on stocks, and derivatives of such securities are restricted from trading for Access Persons.

The CCO may grant an exception to the above trade provisions for certain MCM Access Persons if it is determined based on facts and circumstances that to grant an exception is justified, controls are in place provide supervision and to monitor transaction activity, gain assurance that Associate has no access to portfolio construction, knowledge of intended rebalance activity, or information about model portfolios to be developed, and to verify that such action would not jeopardize the fiduciary duties to the client. Access Persons with existing positions in securities restricted from trading, based on the above, are permitted to hold those positions and, with prior-approval from Compliance, enter orders to close those positions. To do so, Access Persons must send an email to Compliance indicating their intention to close the position, and receive a confirmation approval email back from Compliance prior to placing such an order. Access Persons may not add to a position in a security that is prohibited above.

The Code of Ethics rule mandates pre-approval of the following types of investments for all Associates:

Preclearance Required for Participation in IPOs

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No Associates shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of the CCO or his designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Associate’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts. Since associates are also affiliated with the BD they are prohibited from participating in IPOs.

Preclearance Required for Private or Limited Offerings

No Associate shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO or his designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Associate’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Blackout Periods

Associates are required to adhere to MCM’s policy concerning restricted trading periods that may be in place from time to time. The CCO may restrict trading periods for Associates as deemed necessary, or define blackout periods for trading activities in particular securities. Compliance will make this information available on the Motif Capital Restricted Stock List, and in writing to Associates to ensure staff has a working familiarity with trading restrictions defined by the CCO. In the same way, the CCO will notify Associates in writing in the event any imposed trade restrictions are lifted, and update the Restricted Stock List.

Compliance Procedures

Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the individual becomes an Access Person;

•	the account name and the name of any broker, dealer or bank, with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

•	the date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

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Annual Holdings Report

Every Access Person shall provide, or cause to provide, to Compliance an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, provide, or cause to provide to Compliance, a quarterly transaction report containing the information below.

•	With respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership:

o	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

o	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

o	the price of the reportable security at which the transaction was effected;

o	the name of the broker, dealer or bank with or through whom the transaction was effected; and

o	the date the report is submitted by the Access Person.

If, however, the Access Person has arranged for Compliance to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the Access Person to separately complete quarterly transaction reports. Compliance requires Access Persons to disclosure all covered accounts within 10 days of employment and will require copies of monthly (or quarterly, in the event there is no account activity) statements for those accounts, in order to maintain the account.

Exempt Transactions

An Access Person need not submit a report with respect to:

•	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan;
•	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that MCM holds in its records so
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long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and

•	any transaction or holding report if MCM has only one supervised person, so long as the Firm maintains records of the information otherwise required to be reported.

Monitoring and Review of Personal Securities Transactions

The CCO or his designee shall monitor and review all reports required under the Code for compliance with MCM's policies regarding personal securities transactions, compliance with the Code and applicable SEC rules and regulations. The reviewer indicates review of account statements by initialing statements, maintaining a log, and retaining copies of statements in secured file room. In the event an Associate leaves Motif Capital, Compliance shall notify the applicable firm that duplicate statements are no longer required.

The CCO may also initiate inquiries of Associates regarding personal securities trading. Associates are required to cooperate with such inquiries and any monitoring or review procedures employed MCM.

Any transactions for any accounts of the CCO shall be reviewed by another Officer or member of Senior Management.

The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and shall inform such Access Persons of their reporting obligations.

Education

As appropriate, MCM will provide Associates with periodic training regarding the Firm's Code of Ethics and related issues to remind Associates of their obligations, and/or in response to amendments and regulatory changes.

General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the CCO or his designee. Compliance shall receive and review reports of violations periodically. Any violation of the Code may result in disciplinary action, including, but not limited to, warnings, fines, disgorgement, suspension, demotion, or termination of employment, or licensing.

Interested Transactions

Access Persons shall disclose any interest in any recommended securities to an institutional client prior to making a recommendation of an individual security or investment strategy. As part of the course of regular business, Access Persons may be in discussion with clients regarding the construction of model portfolios or timing of upcoming portfolio designs and rebalances. In each case, Access Persons shall disclose to institutional clients any direct or beneficial ownership that person may have. In certain cases, an Access Person may during an interview, presentation, or article, refer to a particular security or investment strategy. At that time Access Person will disclose any direct or beneficial ownership or

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interest in an investment or investment strategy. Given the trade restrictions on Access Persons, these instances should be rare.

The CCO may grant an exception to the above requirement for disclosure for certain MCM Access Persons if it is determined based on facts and circumstances that to grant an exception is justified, controls are in place provide supervision and to monitor transaction activity, gain assurance that Associate has no access to portfolio construction, knowledge of intended rebalance activity, or information about model portfolios to be developed, and to verify that such action would not jeopardize the fiduciary duties to the client. These instances could most likely arise during interactive conversations in which there is no script, but an Access Person refers to a security as an example or illustration of an activity, and not in the case of providing a recommendation, or a particular security, or investment strategy.

Service as an Officer or Director

No Associate shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO and the CIO based upon a determination that any such board service or officer position would be consistent with the interest of MCM’s clients. Where board service or an officer position is approved, MCM shall implement an "Information Barrier" or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Identification of Conflicts of Interest

Motif Capital defines potential conflicts of interest that are inherent to a team staffed with Associates employed by Motif Capital, with certain defined responsibilities to the parent company, Motif Investing. All Associates retain certain defined duties with the parent’s existing broker-dealer business activities. The Investing Team is located in a portion of the office separated from the rest of the Associates in the San Mateo office to help contain the exchanges of information and enforce information barriers. Associates have no view or permissions for access to investor account information within the broker-dealer operations; thus, Associates cannot view the account balances, transaction activity, or customer information of customer accounts with its affiliated broker-dealer.

The firm has periodic Compliance Committee meetings and Risk & Investment Committee meetings that provide a forum to discuss and document steps taken to make sure conflicts of interest are presented, discussed, and addressed.

The CIO and CCO work closely to identify and resolve perceived conflicts of interest. Through the Compliance Committee meeting, procedures, documentation, and training, the CIO and CCO constructed an environment for Associates to operate in a manner that separates activities of their dual-employed roles, and distances adviser activities from access to customer records, or influence over the securities made available to brokerage clients. The CIO and CCO take the following steps to create that clear separation of activities to resolve perceived conflicts.

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1.	The CIO and CCO meet as part of schedule committee meetings, but given the proximity and nature of business activities, communicate on a regular basis, in part to discuss business activities and set policy and procedures as necessary, including understanding conflicts within the business model, which can be dynamic and need to be reexamined as business activities and job responsibilities adjust. They discuss protection of material non-public information from inappropriate uses, such as security of portfolio data created and disseminated within the Motif Capital team, from being made available to non-production staff. MCM blocks Associates’ access to broker client account information and trading information. MCM sets proper checks and balances for any benchmark motif created to define objectivity in the development of the portfolio and blocking trading activity by Access Persons and Associates as described within the Code.

2.	The CCO and Compliance Analyst develop training targeted to Associates tailored to address the conflicts of interest that may arise between the broker-dealer and investment adviser, given their supervisory obligations under the federal securities laws. In addition, Compliance has developed written policies to prevent violations of the securities laws, and to periodically review the adequacy and effectiveness of those policies. Further, the CCO, given the proximity and size of the firm, and tools available to Compliance, has an oversight program in place to regularly monitor Associates’ transaction activity, surveil email and IM communications, restrict social commentary, and train Associates of their responsibilities for acting in a capacity of working with MCM, and an affiliated parent company.

3.	Compliance examines and reviews MCM’s business activities, no less than annually, as well as performs a risk assessment. Results of exams are forwarded to Senior Management. Examinations and reviews can be completed by Compliance or a third-party firm with experience in this area, and include an eye on identifying potential conflicts and procedures in place to manage those conflicts.

4.	Associates are screened at the time of hire, including a criminal and financial background check. Registered Associates are reviewed further through a review of disclosures. Associates agree to a pay structure based on a fixed salary structure, and not incentivized for individual sales goals, recommendations of certain securities or products, or achievements based on transaction activity metric, portfolio performance metrics, or sales incentives. Securities are made available to institutional clients at an agreed upon fee structure but do not include additional fees or compensation that can achieved through use of highly complex strategies or derivatives. As such, Associate performance is part of the overall firm’s regular review process, which is consistent across the company, and does not directly include threshold incentives or bonuses based on number of clients signed, or based on tiered performance measures of portfolios as compared to benchmarks. Associates are not permitted to maintain outside business activities except for their OBA with the affiliated broker-dealer parent company. Any exception to this OBA restriction requires the review and approval of both the CIO and CCO.

Outside Business Activities of Associates

Associates are not permitted to maintain outside business activities (“OBA”) except for their OBA with the affiliated broker-dealer parent company. Any exception to this OBA restriction requires the review and approval of both the CIO and CCO.

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Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. MCM has adopted the policies set forth below to guide Associates in this area.

In an attempt to manage a conflict of interest or perceived conflict, MCM’s Gifts Policy requires pre-approval from the CCO for anything considered of value above and beyond compensation. The requirement applies to gifts and entertainment. However, this does not apply to gifts of de minimis value (e.g., pens, notepads or modest desk ornaments) or to promotional items of nominal value that display the firm’s logo (e.g., umbrellas, tote bags or shirts).

General Policy

MCM's policy with respect to gifts and entertainment is as follows:

•	It is strictly prohibited to give anything of value, directly or indirectly, in excess of $100 per individual recipient per calendar year to any Associate, proprietor, client, agent, or representative of a client, or prospective client, where the gift is related to the client’s business with the firm. This does not apply to gifts of de minimis value or to promotional items of nominal value that display the firm’s logo;

•	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	no Associate may give or accept cash gifts or cash equivalents (with the exception of a gift card, such as to coffee shop or restaurant of de minimis value) to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of MCM;

•	Associates should not accept or provide any gifts, entertainment, or favors that might influence the decisions you or the recipient must make in business transactions involving MCM, or that others might reasonably believe would influence those decisions;

•	modest entertainment, which would not be regarded by others as improper, may be accepted or given on an occasional basis if it conforms to generally accepted business practices; and

•	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

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•	Compliance places a limit of $100 for any gifs received per year. Any Associate who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of MCM, including gifts or gratuities with a value in excess of $100 US Dollars per year must obtain consent from the CCO before accepting such gift or entertainment.

•	MCM's policy prohibits Associates seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of MCM without obtaining pre-approval from the CCO.

•	These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with MCM. Further, Associates are permitted to entertain current institutional clients and prospective institutional clients with meals as part of a scheduled meeting, event or as part of the normal course of business. However, any expenditures beyond a typical business meal, requires approval by a member of the Senior Management team.

•	The gift reporting requirements are for the purpose of helping MCM monitor the activities of its Associates. However, the reporting of a gift does not relieve any Associate from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

Additional Procedures

•	Compliance maintains the firm’s Gift Log and records entries into the Gift Log.

•	Compliance reinforces to current Associates MCM’s Gift Policy as part of annual training.

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Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer's share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is MCM’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No Associate of MCM shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from MCM should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the Firm's records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If an Associate is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the CCO or a member of Senior Management.

What is a Rumor?

In the context of this policy, "rumor" means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst's view of a company's prospects. Rumors often originate from, but are not limited to Internet blogs, postings on social media sites and bulletin boards, among other sources.

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When is a Rumor Unsubstantiated?

In the context of this policy, a rumor is unsubstantiated when it is:

•	not published by widely circulated public media, or
•	the source is not identified in writing, and
•	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or
•	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated?

Rumors may be discussed legitimately within the confines of the Firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

•	as set forth in these procedures; and
•	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally

Legitimate business purposes for discussing rumors outside of the confines of the Firm include:

•	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or
•	discussions among market participants seeking to explain market or trading conditions or one's views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

•	provides the origin of the information (where possible);
•	gives it no additional credibility or embellishment;
•	makes clear that the information is a rumor; and
•	makes clear that the information has not been verified.

Reporting & Monitoring

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In order to ensure compliance with this policy, MCM may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or other methods. For example, the CCO may proactively select and review random emails or conduct targeted word searches of emails. ,.

Associates are required to report to the CCO or a member of Senior Management when he/she has just cause to suspect that another Associate has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all Associates of MCM evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for MCM, our management and staff.

Every Associate has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all Associates are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any Associate puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all Associates are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Associates have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by an Associate or other party) confidentially and without retaliation.

MCM’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Associates may report potential misconduct by submitting a written report (anonymous submissions are permitted). Reports of violations or suspected violations must be reported to the CCO, or, provided the CCO also receives such reports, to a member of Senior Management. Associates may report suspected improper activity by the CCO to another member of Senior Management.

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Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Compliance Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Associates are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable MCM to conduct a comprehensive investigation of reported misconduct, Associates should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no Associate who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Associate who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An Associate who believes he/she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to another member of Senior Management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All Associates shall promptly report to the CCO, or, provided the CCO also receives such reports, to a member of Senior Management all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to Senior Management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include

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reprimands, monetary fine or assessment, or suspension or termination of the Associate’s employment with the Firm.

Anyone who in good faith raises an issue regarding a possible violation of law, regulation or company policy or any suspected illegal or unethical behavior will be protected from retaliation. If you have violated this Code, however, making a report will not protect you from the consequences of your actions. You may be subject to discipline up to, and including termination of employment, if you violate this Code, or fail to report violations that come to your attention.

Records

Rule 204-2(a) (12) and (13) of the Advisers Act requires advisers to keep copies of all relevant material relating to the Adviser Code. Supplemental policies are reflected in the MCM Compliance Manual.

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	a record of any violation of MCM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Associate which shall be retained for five years after the individual ceases to be an Associate of MCM;

•	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	a list of all persons who are, or within the preceding five years have been, Access Persons; and

•	a record of any decision and reasons supporting such decision to approve an Associate’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Acknowledgement

Initial Acknowledgement

All Associates shall be provided with a copy of the Code and must initially acknowledge in writing to Compliance that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All Associates shall receive any amendments to the Code and must acknowledge to Compliance in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to Compliance that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Associates should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

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Acknowledgement and Affirmation

Motif Capital provides all Associates a copy of the Firm’s Compliance Manual and Code of Ethics and requires Associates to read, understand, and attest to the following information:

I acknowledge and affirm my receipt and understanding of the Motif Capital Compliance Manual.

I have been provided with this copy of Motif Capital’s Code of Ethics and I understand my obligations pursuant to the terms defined in the Code.

I understand my responsibilities regarding the preservation of material non-public information, and other policies and procedures discussed in the Compliance Manual, within the Code of Ethics, and as expressed in the Insider Trading Policy Statement.

I have reported all outside business activities (“OBA’s) which I am involved with and have received permission from my supervisor to maintain those OBA’s during my employment with Motif Capital. In addition, I have reported and received permission to maintain any other outside activities or roles for which I function as a director, employee, trustee, agent, or partner.

The SEC’s “pay to play” rule prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives or employees make a contribution to certain elected officials or candidates.

Associates are permitted to make certain contributions to an official of a government entity without triggering the two-year time out for the Firm for contributions under defined circumstances. I have reported my political contributions – if any - made during the past two (2) years to the CCO, who makes a record of that contribution on the Political Contribution Log.

I have read and understand the Gift and Entertainment Policy and Procedures within the Code.

I have provided the Compliance Department with trading account information within 10 days of being defined as an Access Person and will promptly provide the corrected or updated information to the Compliance Department should that information change.

Acknowledgement and Affirmation	I acknowledge and affirm that all of the above information is factual and complete. Should the information presented above become inaccurate at any time, I will promptly provide the corrected information to my supervisor and/or CCO.
Associated Person’s Name:
Signature of Associated Person:
Date:
Signature of CCO:	Date:
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Motif Capital Insider Trading Policy Statement

Motif Capital policy prohibits its Associates from effecting securities transactions while in the possession of material, non-public information. Associates are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities. If Associates receive inside information, they are prohibited from trading on that information, whether for the account of the Firm or any customer, or their own account, any accounts in which they have direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

The prohibition against insider trading includes the following:

“If you are in possession of material non-public information about a company or the market for a company's securities, you must either publicly disclose the information to the marketplace, or refrain from trading.”

Associates are further prohibited from communicating, or tipping, inside information to a second person who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security's price should be treated as material. Examples include information concerning impending corporate actions such as tender offers, mergers, sales of subsidiaries, significant earnings changes, and other major corporate events.

A person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer's directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it.

If you receive material, non-public information as part of legitimate business dealings on behalf of the Firm, or its clients, and you use that information to trade in securities, or if you transmit that information to another person for purposes of trading in securities, or derivatives of a security, you would likely be guilty of insider trading. A person who has obtained inside information from a person who has breached a duty or who has misappropriated information may also be held liable.

Trading in securities on the basis of material, non-public information ("inside information") is prohibited and contrary to Firm policy. The penalties for insider trading can be considerable, including loss of profits plus treble damages, criminal sanctions including incarceration, loss of employment and permanent bar from the securities industry.

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If you have any questions regarding your understanding of Insider Trading, or if you are confronted with a situation in which you have a question about whether you are in possession of insider trading, you should contact the CCO to discuss the matter before you take any action that could result in violation of this Insider Trading Policy.

Please verify your understanding of Motif Capital’s Insider Trading Policy Statement by signing and dating the information in the box below.

Print Associated Persons Name: ___________________

Signature of Associated Person: ___________________

Date: ________________________________________

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